APP. E4				REGULATION OF INVESTMENT ADVISORS

CUSIP No. 431284108		 Page 1 of 3 Pages

________________________________________________________________________

1.  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
		 ING Clarion Real Estate Securities, LLC			232802869
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a)____
(b)____
3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION
201 King of Prussia Rd, Suite 600, Radnor, PA  19087


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH


5. SOLE VOTING POWER
        2,831,648 shares, sole voting power

6. SHARED VOTING POWER
3,700 shares, shared voting power

7. SOLE DISPOSITIVE POWER
8,179,095 shares, sole dispositive power

8. SHARED DISPOSITIVE POWER
No shares under shared dispositive power

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
8,179,095 shares

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.51%

12.  TYPE OF REPORTING PERSON*
IA














SCHEDULE 13G						APP. E4

			              UNITED STATES
		  SECURITIES AND EXCHANGE COMMISSION
			WASHINGTON, D.C.  20549



				SCHEDULE 13G

			Under the Securities Exchange Act of 1934
			           (Amendment)*
			   	Highwoods Properties Inc.
				(Name of Issuer)
				Ordinary Shares
			          (Title of Class of Securities)
				  431284108
				(Cusip Number)




Sec 1745 (6-88)



					E4-1


Items
Item 1
(a) Highwoods Properties Inc.
(b) 3100 Smoketree Ct, Suite 600, Raleigh, NC  27604

Item 2
(a) ING Clarion Real Estate Securities, LLC
(b) 201 King of Prussia Rd, Suite 600, Radnor, PA  19087
(c) Organized in the State of Delaware
(d) Ordinary Shares
(e) 431284108

Item 3
(a) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

Item 4
(a)  8,179,095 shares
(b)  11.51%
(c)
   (i.)		2,831,648 shares, sole voting power
   (ii.)		1,900 shares, shared voting power
   (iii.)	8,179,095 shares, sole dispositive power
   (iv.)	No shares, shared dispositive power

Item 5
N/A

Item 6
N/A

Item 7
N/A

Item 8
N/A

Item 9
N/A

Item 10
Robert S Tull, Chief Compliance Officer